UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 389-7300

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2016, Coty Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”), effective on or about July 1, 2016 (the “Effective Date”), with Patrice de Talhouët in connection with Mr. de Talhouët’s relocation to London, England. The Employment Agreement provides that Mr. de Talhouët will continue to serve as the Company’s Chief Financial Officer and on the Company’s Executive Committee on an at will basis and provides for an annual base salary of £550,000. Mr. de Talhouët’s annual incentive bonus under the Company’s Annual Performance Plan remains unchanged and is targeted to be 60% of Mr. de Talhouët’s base salary, with a maximum bonus of up to 3.6 times the target amount. Mr. de Talhouët will remain eligible for grants under the Company’s equity incentive plan and incentive compensation practices as in effect from time to time, which are currently contemplated to consist of annual grants of restricted stock units representing the right to receive shares of common stock having a grant date fair value of $1,500,000. The Employment Agreement also provides for a sign-on bonus in the amount of $16,000 per month from July 2016 until December 2016, paid in British pounds, contingent upon Mr. de Talhouët’s continued employment for a period of at least two years from the Effective Date, and other employee benefits set forth in the employment agreement. In the event that the Company terminates Mr. de Talhouët’s employment without Cause (as defined in the Employment Agreement), Mr. de Talhouët will be entitled to severance compensation consisting of 12 months of base salary continuation.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, attached hereto as Exhibit 10.1 and incorporated by reference in its entirety into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated June 20, 2016, between Coty Services UK Limited and Patrice de Talhouët.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTY INC.
(Registrant)

Date:	June 24, 2016	By:	/s/ Jules P. Kaufman
			Name:	Jules P. Kaufman
			Title:	Senior Vice President, Secretary
and General Counsel

COTY INC.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated June 20, 2016, between Coty Services UK Limited and Patrice de Talhouët.